Exhibit 4.02

SYMANTEC CORPORATION

OFFICERS’ CERTIFICATE

Pursuant to Sections 1.2, 2.1 and 3.1 of the Indenture dated as of September 16, 2010 (the “Indenture”) between Symantec Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), the undersigned officers of the Company do hereby certify on behalf of the Company, solely in their respective capacities as officers of the Company and not as individuals, as follows in connection with the issuance of the Company’s $600,000,000 aggregate principal amount of 2.750% Senior Notes due 2017 (the “2017 Notes”) and $400,000,000 aggregate principal amount of 3.950% Senior Notes due 2022 (the “2022 Notes,” and together with the 2017 Notes, the “Securities”) under the Indenture:

1. All conditions precedent under the Indenture to the issuance, authentication and delivery of the Securities have been complied with.

2. The undersigned have read the conditions referred to in paragraph 1 above and the definitions contained in the Indenture relating thereto.

3. The statements of the undersigned contained herein are based upon their participation in the issuance of the Securities and a review of the Indenture.

4. Each of the undersigned has made such examination or investigation as is necessary in the undersigned’s opinion to enable the undersigned to express an informed opinion as to whether the conditions referred to in paragraph 1 above have been complied with.

5. The terms of the Securities are as follows:

Title:	2.750% Senior Notes due 2017

3.950% Senior Notes due 2022

Aggregate Principal	$600,000,000 of 2017 Notes
Amount at Maturity for each Series of Securities:	$400,000,000 of 2022 Notes

Maturity Date:	2017 Notes – June 15, 2017

2022 Notes – June 15, 2022

Interest:	2017 Notes – 2.750% per annum, accruing from June 14, 2012, payable on June 15 and December 15 of each year to the person in whose name the 2017 Notes are registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date, commencing on December 15, 2012. Interest on the 2017 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2022 Notes – 3.950% per annum, accruing from June 14, 2012,

payable on June 15 and December 15 of each year to the person in whose name the 2022 Notes are registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date, commencing on December 15, 2012. Interest on the 2022 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Denomination and Registration:	The Securities are in registered, book-entry form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Securities shall be issuable in the form of one or more Global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, acting as Depository for the Securities.

Optional Redemption:	The Company may at its option redeem the Securities, at any time, in whole or in part, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Securities to be redeemed.

The Securities may be redeemed, in the case of the 2017 Notes, prior to May 15, 2017, and in the case of 2022 Notes, prior to March 15, 2022, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Securities to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in the applicable Security), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus (x) in the case of the 2017 Notes, 0.35% (35 basis points) or (y) in the case of the 2022 Notes, 0.40% (40 basis points), plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date.

If the Securities are redeemed on or after, in the case of the 2017 Notes, May 15, 2017, and in the case of 2022 Notes, March 15, 2022, the redemption price will equal 100% of the aggregate principal amount of the Securities being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC, or their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC and two other primary treasury dealers selected by the Company, and each of their respective successors and any other primary treasury dealers selected by the Company.

Purchase of Securities upon a Change of Control Repurchase Event:	Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the 2017 Notes or 2022 Notes, the Company will be required to make an offer to each holder of the 2017 Notes or 2022 Notes, as applicable, to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s 2017 Notes or 2022 Notes, as applicable, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities repurchased, plus accrued and unpaid interest to, but not including, the date of repurchase.

Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each securityholder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred or is about to occur and that such holder has the right to require the Company to purchase such holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control Repurchase Event or, if the Change of Control is about to occur, the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed);

(4) the instructions, as determined by the Company, that a holder must follow in order to have its Securities purchased; and

(5) that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the specified purchase date, if mailed prior to the date of consummation of the Change of Control.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1) accept for payment all the Securities or portions of the Securities properly tendered pursuant to its offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Securities or portions of the Securities properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being purchased by the Company.

The Paying Agent will promptly mail to each holder of Securities properly tendered the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered.

Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event with respect to a particular series of Securities, if, with respect to such series of Securities, a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities of such series properly tendered and not withdrawn under its offer.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e)(1) of the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the

Company or one of its subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the aggregate of the total voting power of the Voting Stock of the Company; (4) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors; or (5) the Company consolidates with, or merges with or into, any “person” (as defined above), or any “person” (as defined above) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or the outstanding voting stock of such other “person” (as defined above) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving “person” (as defined above) immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., which term will include any successor thereto.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Event” means, with respect to each of the 2017 Notes and the 2022 Notes, the occurrence of the events described in (a), (b) or (c) below during the period commencing on a Rating Date and ending 60 days following the occurrence of such Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the applicable Securities are rated by both Moody’s and S&P on the Rating Date as Investment Grade, the rating of the applicable Securities shall be reduced so that the applicable Securities are rated below Investment Grade by both Rating Agencies, (b) in the event the applicable Securities (1) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency, the rating of the applicable Securities by such Rating Agency rating the Securities as Investment Grade shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) so that the applicable Securities are then rated below Investment Grade by both Rating Agencies or (2) are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the applicable Securities by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) or (c) fewer than two Rating Agencies provide a rating for the Applicable Securities.

“Rating Date” means the date of the first public announcement by the Company of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Securities has decreased by one or more gradations, gradations within Rating

Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which term will include any successor thereto.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants:	In addition to the covenants described in Article 10 of the Indenture, while the Securities are Outstanding, the Company shall be bound by the following covenants:

A. Limitation on Liens

The Company will not directly or indirectly incur, and will not permit any of its wholly owned subsidiaries to directly or indirectly incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any of its wholly owned subsidiaries or (b) any shares of stock or indebtedness of any of its wholly owned subsidiaries (whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Securities (together with, at the option of the Company, any other indebtedness or guarantees of the Company or any of its subsidiaries ranking equally in right of payment with the Securities or such guarantee) are equally and ratably secured with or, at the option of the Company, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1) Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of the Company or a subsidiary of any subsidiary of the Company, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2) Liens on property, shares of stock or indebtedness existing at the time of acquisition by the Company or any of its subsidiaries or a subsidiary of any subsidiary of the Company of such property, shares of stock or indebtedness (which may include property previously leased by the Company or any of its subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3) Liens securing indebtedness of the Company or any of the Company’s subsidiaries owing to the Company or any of its subsidiaries;

(4) Liens existing on the date of the initial issuance of the Securities (other than any additional Securities);

(5) Liens on property or assets of a person existing at the time such person is merged into or consolidated with the Company or any of its subsidiaries, at the time such person becomes a subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to the Company or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the Securities;

(8) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; or

(11) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (10) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (10) shall not extend to or cover any property of the Company or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its wholly owned subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Securities, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (11) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the “Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its subsidiaries also may, without equally and ratably securing the Securities, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

B. Limitation on Sale and Leaseback Transactions

The Company will not directly or indirectly, and will not permit any of its wholly owned subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of the initial issuance of the Securities (other than any additional Securities);

(2) such transaction was for the sale and leasing back to the Company or any of its wholly owned subsidiaries of any property by one of its subsidiaries;

(3) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its subsidiaries within a period of not more than three years);

(4) the Company would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Securities pursuant to the second paragraph of the “Limitation on Liens” covenant described above; or

(5) the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of long-term indebtedness, the Company may deliver Securities to the Trustee for cancellation, such Securities to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its wholly owned subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Additional Definitions:	“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”), included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect subsidiaries of the Company or (2) the financing of a project involving the development or expansion of properties of the Company or any direct or indirect subsidiaries of the Company, as to which the oblige with respect to such indebtedness or obligation has no recourse to the Company or any direct or indirect subsidiary of the Company or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the Company’s principal offices in Mountain View, California, each research and development facility and each service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America owned by the Company or any of its wholly owned subsidiaries, except such as the Company’s board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its subsidiaries taken as a whole) not to be of material importance to the business of the Company and its subsidiaries, taken as a whole.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Additional Events of Default:	In addition to the Events of Default described in Section 5.1 of the Indenture, each of the following is an Event of Default under the Indenture: (1) a failure to pay principal of or premium, if any, on any Security when due at its stated maturity date, upon optional redemption or otherwise; (2) a failure to repurchase Securities of each series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with “Purchase of Securities upon a Change of Control Repurchase Event” above; (3)(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of the Company (other than indebtedness of the Company owing to any of its subsidiaries) outstanding in an amount in excess of $100,000,000 and continuance of this failure to pay or (b) a default on any indebtedness of the Company (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in principal amount of outstanding Securities of such series (including any additional Securities), provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the Event of Default will be deemed cured.

Modification without Consent:	The Company and the Trustee may, without the consent of any holders, change the Indenture for the following purposes: (1) to evidence the succession of another person to the Company and the assumption by such successor of the covenants of the Company under the Indenture and the Securities; (2) to add to the covenants of the Company for the benefit of holders of the Securities or to surrender any right or power conferred upon the Company; (3) to add any additional Events of Default for the benefit of holders of the Securities; (4) to add to or change any of the provisions of the Indenture as necessary to permit or facilitate the issuance of Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of the Securities in uncertificated form; (5) to secure the Securities; (6) to add or appoint a successor or separate Trustee; (7) to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of the Securities are not adversely affected in any material respect; or (8) to supplement any of the provisions of the Indenture to permit or facilitate the defeasance and discharge of any series of Securities, provided that the interests of the holders of Securities are not adversely affected in any material respect.

Further Issuances:	The Company may from time to time, without notice to or the consent of the holders of Securities, create and issue additional 2017 Notes or 2022 Notes having the same terms as, and ranking equally and ratably with the 2017 Notes or the 2022 Notes, as applicable, in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional Securities and the first payment of interest following the issue date of such additional Securities), provided that the Company has received an Opinion of Counsel (as defined in the Indenture) confirming that the holders of the outstanding Securities will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such additional Securities were not issued. Such additional Securities may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the 2017 Notes or the 2022 Notes, as applicable, and will vote together as one class on all matters with respect to such series.

Conversion:	None

Sinking Fund:	None

Miscellaneous:	The terms of the Securities shall include such other terms as are set out in the form of the Securities attached hereto as Exhibit A.

To the extent that the terms of the Indenture and the Securities conflict, the terms of the Securities shall govern. Capitalized terms used in this Officers’ Certificate and not otherwise defined have the meaning given to such terms in the Indenture.

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IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate on behalf of Symantec Corporation

Dated: June 14, 2012

SYMANTEC CORPORATION

By:	/s/ James A. Beer
Name: James A. Beer
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Scott C. Taylor
Name: Scott C. Taylor
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Officers’ Certificate to Indenture]

Exhibit A

Forms of Global Notes

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SYMANTEC CORPORATION

2.750% Senior Notes due 2017

CUSIP NO. 871503 AJ7

ISIN NO. US871503AJ70

No.	U.S. $

Symantec Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of                              ($                            ) on June 15, 2017, and to pay interest thereon from June 14, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on June 15 and December 15 in each year, commencing December 15, 2012, at the rate of 2.750% per annum, until the principal hereof is paid or made available for payment, as may be adjusted in the event of a ratings downgrade. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made, and this Security may be exchanged or transferred, at the office or agency of the Company maintained for that purpose, which initially shall be the Corporate Trust Office located at 625 Marquette Avenue, Minneapolis, Minnesota 55402, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of principal of (and premium, if any) and interest on a Global Security registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Security. If any of the Securities are no longer represented by a Global Security, payment of interest on certificated notes in definitive form may, at the option of Company, be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon request of any Holder of at least $1,000,000 principal amount of Securities, wire transfer to an account located in the United States maintained by the such payee. Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SYMANTEC CORPORATION

By:
Name: James A. Beer
Title: Executive Vice President and Chief Financial Officer

ATTEST:

SYMANTEC CORPORATION

By:
Name: Scott C. Taylor
Title: Executive Vice President, General Counsel and Secretary

[2.750% SENIOR NOTES DUE 2017]

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, As Trustee

By:
Authorized Signatory

Dated:                                 , 2012

[2.750% SENIOR NOTES DUE 2017]

(REVERSE OF NOTE)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 16, 2010 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, the Officers’ Certificate dated June 14, 2012, pursuant to Sections 1.2, 2.1 and 3.1 of the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to redemption, in whole or in part, at the election of the Company upon not less than 30 days’ nor more than 60 days’ notice by mail. If the Securities of this series are redeemed prior to May 15, 2017, then the Redemption Price shall equal the greater of: (1) 100% of the aggregate principal amount of the Securities to be redeemed, and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below), plus, in each case, accrued and unpaid interest to, but not including, the Redemption Date. In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 35 basis points. If the Securities of this series are redeemed on or after May 15, 2017, the redemption price will equal 100% of the aggregate principal amount of the Securities being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Remaining Scheduled Payments” means, with respect to any Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities, or portions thereof, called for redemption.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of more than 50% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee an indemnity satisfactory to the Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 90 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are not defined herein and are defined in the Indenture or in the Company’s Officers’ Certificate, dated June 14, 2012 and delivered pursuant to the Indenture, shall have the meanings assigned to them in the Indenture or such Officers’ Certificate.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SYMANTEC CORPORATION

3.950% Senior Notes due 2022

CUSIP NO.    871503 AK4

ISIN NO. US871503AK44

No.	U.S. $

Symantec Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of                      ($                    ) on June 15, 2022, and to pay interest thereon from June 14, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on June 15 and December 15 in each year, commencing December 15, 2012, at the rate of 3.950% per annum, until the principal hereof is paid or made available for payment, as may be adjusted in the event of a ratings downgrade. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a

Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made, and this Security may be exchanged or transferred, at the office or agency of the Company maintained for that purpose, which initially shall be the Corporate Trust Office located at 625 Marquette Avenue, Minneapolis, Minnesota 55402, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of principal of (and premium, if any) and interest on a Global Security registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Security. If any of the Securities are no longer represented by a Global Security, payment of interest on certificated notes in definitive form may, at the option of Company, be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon request of any Holder of at least $1,000,000 principal amount of Securities, wire transfer to an account located in the United States maintained by the such payee. Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SYMANTEC CORPORATION

By:
	Name:	James A. Beer
	Title:	Executive Vice President and Chief Financial Officer

ATTEST:

SYMANTEC CORPORATION

By:
	Name:	Scott C. Taylor
	Title:	Executive Vice President, General Counsel and Secretary

[3.950% SENIOR NOTES DUE 2022]

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, As Trustee

By:
Authorized Signatory

Dated:             , 2012

[3.950% SENIOR NOTES DUE 2022]

(REVERSE OF NOTE)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 16, 2010 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, the Officers’ Certificate dated September 16, 2010, pursuant to Sections 1.2, 2.1 and 3.1 of the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to redemption, in whole or in part, at the election of the Company upon not less than 30 days’ nor more than 60 days’ notice by mail. If the Securities of this series are redeemed prior to March 15, 2022, then the Redemption Price shall equal the greater of: (1) 100% of the aggregate principal amount of the Securities to be redeemed, and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below), plus, in each case, accrued and unpaid interest to, but not including, the Redemption Date. In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 40 basis points. If the Securities of this series are redeemed on or after March 15, 2022, the redemption price will equal 100% of the aggregate principal amount of the Securities being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Remaining Scheduled Payments” means, with respect to any Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities, or portions thereof, called for redemption.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of more than 50% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee an indemnity satisfactory to the Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 90 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are not defined herein and are defined in the Indenture or in the Company’s Officers’ Certificate, dated June 14, 2012 and delivered pursuant to the Indenture, shall have the meanings assigned to them in the Indenture or such Officers’ Certificate.